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                                                                     EXHIBIT 3.2



                              ARTICLES OF AMENDMENT
                                     OF THE
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                               HARMONY BROOK, INC.


     The undersigned corporation, for the purpose of amending its Articles of Incorporation and pursuant to the provisions of Section 302A.139 of the Minnesota Business Corporation Act, hereby executes the following Articles of
Amendment:

     1.   The name of the corporation is Harmony Brook, Inc.

     2.   On April 25, 1996, the shareholders of the Corporation duly amended
Article VIII of the Restated Articles of Incorporation of the Corporation as follows:

                                  ARTICLE VIII

The aggregate number of common shares which this Corporation shall have authority to issue is 20,000,000 shares which shall be known as "Common Shares."

     (a) The holders of Common Shares shall be entitled to receive, when and as declared by the Board of Directors, out of earnings or surplus legally available therefor, dividends, payable either in cash, in property, or in shares of the capital stock of the Corporation.

     (b) The Common Shares may be allotted as and when the Board of Directors shall determine, and, under and pursuant to the laws of the State of Minnesota, the Board of Directors shall have the power to fix or alter, from time to time, in respect to shares then unallotted, any or all of the following: the voting rights; the dividend rate; the redemption price; the liquidation price; the liquidation rights and the sinking or purchase fund rights of shares of any class, or of any series of any class. The Board of Directors shall also have the power to fix the terms, provisions and conditions of options to purchase or subscribe for shares of any class or classes, including the price and conversion basis thereof, and to authorize the issuance thereof.

     (c)  No holder of Common Shares of the Corporation shall be entitled to any cumulative voting rights.
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                                                                     EXHIBIT 3.2


     (d) No holder of Common Shares of the Corporation shall have any preferential, preemptive or other right of subscription to any shares of any class of stock of the Corporation allotted or sold or to be allotted or sold and now or hereafter authorized, or to any right of subscription to any part thereof.

     IN WITNESS WHEREOF, the undersigned Corporation has caused these Articles of Amendment to be executed in its name by its Chief Executive Officer and attested by its Secretary this 6th day of May, 1996.

                              HARMONY BROOK, INC.

                              By   James C. Hawley
                                  -----------------------------
                                   James  C. Hawley,
                                   Chief Executive Officer


ATTEST:


    Nancy A. Quam
--------------------------
Nancy A. Quam, Secretary